Exhibit 99.02

VALERO ENERGY TO PURCHASE CHEVRON’S PEMBROKE REFINERY,
MARKETING AND LOGISTICS ASSETS IN THE U.K. AND IRELAND

SAN ANTONIO, March 11, 2011 — Valero Energy Corporation (NYSE: VLO) announced today that it has agreed to acquire Chevron’s Pembroke refinery in Wales, U.K., as well as extensive marketing and logistics assets throughout the United Kingdom and Ireland, for $730 million, excluding working capital. Based on current market prices, working capital has an estimated value of $1 billion, although the final value for working capital will be determined at closing. The company expects to fund the transaction from available cash, and the transaction is expected to close in the third quarter of 2011, subject to regulatory approvals.

The Pembroke refinery has a total throughput capacity of 270,000 barrels per day, of which 220,000 barrels per day is crude capacity, and is one of Western Europe’s largest and most complex refineries, with a Nelson complexity rating of 11.8. The refinery has been well maintained and managed, and has an estimated cash operating cost 25 percent below Valero’s average, making it a competitive addition to Valero’s portfolio.

Similar to Valero’s other refineries, Pembroke can process a large and flexible slate of feedstocks, having used more than 60 different types of crude oil in the past decade. It has access to discounted crudes, and has a product slate of 44 percent gasoline, 40 percent distillates, 11 percent fuel oil and 5 percent other products. It receives feedstock cargoes by ship at its eight-berth deepwater dock, which can accommodate very large crude carriers.

In addition, the purchase price includes ownership interests in four major product pipelines and 11 fuel terminals, a 14,000 bpd aviation fuels business, and a network of more than 1,000 Texaco-branded wholesale sites, which is the largest branded dealer network in the U.K. and the second largest in Ireland. In total, more than half of the refinery’s production is distributed through this integrated marketing and logistics system.

Valero expects to retain the employees in the U.K. and Ireland currently engaged in the businesses being acquired.

“We have been looking for some time to expand and improve our portfolio of assets, but only if we could get an attractive price for assets that would add significant long-term value for our shareholders,” said Valero Chairman and CEO Bill Klesse. “This acquisition of quality assets enhances our portfolio and gives us opportunities for profitable growth. After exiting refining in the U.S. East Coast last year, this acquisition provides an opportunity for our company to supply that market more competitively, when it’s economic to do so.

“The Pembroke refinery remained profitable and cash-flow positive even during the depths of the economic downturn in 2009,” Klesse said. “We expect that it will be immediately accretive to earnings per share.”

Once the transaction closes, Valero expects that the addition of the Pembroke refinery and the associated marketing and logistics assets will enhance its Atlantic Basin margin optimization strategy.

Valero’s senior management will conduct a conference call at 10 a.m. Eastern Time (9 a.m. Central Time) today to discuss this announcement. A live webcast of the conference call and accompanying slides will be available on the company’s web site at www.valero.com.

About Valero:
Valero Energy Corporation is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Its assets include 14 petroleum refineries with a combined throughput capacity of approximately 2.6 million barrels per day, 10 ethanol plants with a combined production capacity of 1.1 billion gallons per year, and a 50-megawatt wind farm. Valero is also one of the largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands. Based in San Antonio, Valero is a Fortune 500 company with approximately 20,000 employees. Please visit www.valero.com for more information.

Safe Harbor Statement:
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission, and available on Valero’s website at www.valero.com.